EXHIBIT 10.1

THIRD AMENDMENT TO LEASE

Hemagen Diagnostics, Inc., a Delaware corporation (hereinafter referred to as “Tenant”), entered into a lease with the then-owner of the building and surrounding property located at 9033 Red Branch Road in Columbia, Maryland (the “Property”) for a space containing approximately 27,975 square feet of gross floor area and 27,400 square feet of rentable area (the “Premises”).  Thereafter, on or about December 30, 1997, the then-owner of the Property, E. Fulton Brylawski, conveyed his interest in the Property to 9033 Red Branch Road, LLC, a Maryland limited liability company (hereinafter referred to as “Landlord”).  The Landlord and Tenant have amended the original lease twice.  The First Amendment extended the term until June 30, 2002.  The Second Amendment was executed by Landlord on June 15, 2000, and extended the lease term until June 30, 2007 (the original lease as well as any Amendments thereto including the Third Amendment, as defined below, are herein collectively referred to as the “Lease”).  Now, in consideration of the mutual promises and other consideration already received, receipt of which is acknowledged by each party to this amendment (hereafter the “Third Amendment”), Landlord and Tenant hereby agree as follows:

1.           Paragraph 2 of the Lease shall be modified such that the lease term is extended for an additional five (5) years, commencing on July 1, 2007, and expiring on June 30, 2012 (the “Primary Term”).

2.           Effective the later of (a) September 30, 2007 or (b) upon such date that Tenant notifies Landlord with 30 days advance notice, that it has vacated the space located in the front section of Bay B, the Landlord agrees to accept the return of an estimated Seven Thousand Two Hundred and Ninety (7,290) square feet, which is the front section of Bay B less the pro-rata share of the electrical room and corridor (the “Returned Space”) as shown on Exhibit 1 to this Third Amendment.  Tenant warrants to Landlord that it has no equipment or fixtures in the dock area or any area behind or in front of the Returned Space.  The exterior air handler shall only be permitted to be behind the New Space (hereinafter defined).  Tenant acknowledges that any new tenant occupying the Returned Space has the right to utilize the corridor as a primary or secondary entrance providing that Tenant retains access to the Electrical Room.  The Premises, which is currently defined in the Lease as Bays C, D, and the front part of Bay B, shall be reduced to approximately 20,110 square feet including the Tenant’s allocable share of the electrical room and hallway to the electrical room that is located within Bay B (the “New Space”).  The New Space shall be Bay C and D only and the Tenant’s proportionate share of the Property shall be reduced to Thirty Three point Five Two Percent (33.52)% (20,110/60,000) if Tenant reduces the size of the Premises to the New Space.  Commencing with the execution of this Agreement, Landlord shall have the right to show the Returned Space at any time during normal business hours.

(a)           Tenant shall be responsible for all costs and expenses in relocating its operations from the Returned Space and for retro fitting and reconfiguring the interior of the New Space.  All work performed by Tenant and its contractors shall meet all applicable building codes and other governmental requirements and shall be performed by licensed and properly insured personnel and contractors.  Landlord to be named as additional insured and provided certificates of insurance from contractors working on Tenant’s behalf in the New Space and Returned Space.

(b)           Landlord shall be responsible for removing any and all electrical connections and electrical circuits that serve the New Space from the existing meter located in the electrical room in Bay B that serves both the New Space and the Returned Space to a separate meter to be furnished and installed by Landlord to solely serve the New Space (collectively, the “Meter Work”).  The first $5,000 of expense incurred by the Landlord in regard to the Meter Work shall be paid for by the Tenant by deducting said amount from the Allowance as defined in paragraph 2(c) below.  The next $5,000 of expense incurred by the Landlord in regard to the Meter Work shall be split equally between the Landlord and the Tenant and any expense in excess of $10,000 shall be paid for solely by the Landlord.  The Landlord shall pass through its actual out of pocket costs incurred in regard to the Meter Work as described above, without any additional overhead or markup but only to the extent that the total cost to Tenant shall not exceed $10,000 including the initial $5,000 as described above.

All damage i.e., drywall, floor and otherwise, caused by removal of Tenant’s lab equipment or any other equipment or property from the Returned Space will be repaired by Tenant (and any expense of Tenant shall be deducted from the Allowance) and/or replaced if necessary in a workmanlike manner.

Tenant will remove the personnel door currently separating the Returned Space from the New Space and block up any such opening with 8” cinder block.  Tenant and Landlord have agreed to share equally in the cost of the installation of the 8” cinder block blocking up the opening created from the removal of the personnel door the space.  Returned Space shall be tendered to Landlord vacant of tenant equipment and property and shall be broom clean.

(c)           Landlord agrees to provide herewith a Tenant Improvement Allowance of $154,400 ($200,000 less 2006 CAM Rec of $45,100 (as described in section 10 of this agreement) and Legal Invoice Settlement of $500) (the “Allowance”) to be used for the purpose of making “Eligible Repairs” to the New Space.  “Eligible Repairs” shall include any third party non-affiliated costs of new interior construction, retro fitting and improving existing improvements in and for the New Space.  Eligible Costs also include any Landlord pre-approved third party non-affiliated cost of commercially reasonable architectural, commercially reasonable engineering design fees and permit costs in and for the New Space.  In any event Landlord approval shall not be unreasonably withheld, and shall be made within 10 calendar days after verified receipt by the Landlord of complete documents.  If Landlord does not respond within the 10 calendar days, then approval shall be deemed to have occurred.  The cost of purchasing or leasing office furniture, computer equipment, fixtures or other personal property and equipment are not Eligible Repairs

(d)           The Landlord agrees to pay invoices from Tenant submitted with appropriate invoices from third party non-affiliated contractors for completed work approved and presented by Tenant by the 1st and 15th for Eligible Repairs with lien releases, bi-weekly estimated to be on the 15th and 30th days of each month.  Tenant agrees to promptly pay all contractors for amounts in excess of the Allowance and to take any and all actions necessary to prevent any liens related to Tenant’s work from attaching to the Premises.  Tenant shall not be permitted to add the cost of any of Tenants overhead or markup to any invoices.  In the event the Tenant utilizes a third party unaffiliated general contractor, the reasonable market cost of overhead or markup to the invoice will be permitted.

(e)           Upon the expiration or earlier termination of this Third Lease Amendment, Tenant shall return the Premises to Landlord broom clean and in substantially the same condition as “original condition” reasonable wear and tear excepted.  In the case of Tenant making upgrades of office space, labs, and/or other general space, such upgrades will be considered to be original condition.  Tenant shall remove any of its Trade Fixtures previously installed or installed after the date of this Lease provided that Tenant takes reasonable care to patch any holes, properly disconnect and cap and identify electrical and plumbing lines, repair any damaged concrete flooring, remove any mountings, and restore any floor coverings to approximately the original conditions consistent with the appearance and condition of surroundings portions of the Premises.  Tenant’s Trade Fixtures shall be those items installed by the Tenant and not integral to the operation of the Property generally for a successor tenant (without regard to any specialized business in which the successor tenant is or might be engaged).  Tenant shall remove building fixtures previously installed by Tenant so long as the Premises may continue to function in a manner suitable for a successor tenant without regard to any specialized needs of a successor tenant.  Tenant shall perform all repairs and maintenance in a good and workmanlike manner, using materials and labor of the same character, kind and quality as originally employed within the Premises at the time of lease execution; and all such repairs and maintenance shall be in compliance with all governmental, quasi-governmental and all applicable authorities laws, requirements, covenants, easements, ordinances and regulations, as well as all requirements of Landlord’s insurance carrier.

(f)           ALTERATIONS.  Tenant shall not make any alterations, additions or improvements to the Premises or Property without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned, or delayed.  Notwithstanding the aforesaid, Tenant, at Tenant’s sole cost and expense, may install trade fixtures as Tenant may deem necessary, so long as such trade fixtures do not penetrate or disturb the structural integrity and support provided by the roof, exterior walls or subfloors or require excavation of the floor slab or disturbance of column supports.  All such trade fixtures shall be constructed and/or installed by insured contractors approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, in a good and workmanlike manner, and in compliance with all applicable all governmental, quasi-governmental and all applicable authorities laws, requirements, covenants, easements, ordinances and regulations, as well as all requirements of Landlord’s insurance carrier.  In any event, Landlord approval shall not be unreasonably withheld, and shall be given within 10 business days of verified receipt of the complete request.  If Landlord does not respond within 10 business days, then approval shall be deemed to have occurred.  Tenant, at its option, may obtain plans for installation of new windows in the front of the Premises.  Any alterations to the window openings are subject to Landlord’s sole reasonable approval and shall be done in a good and workmanlike manner pursuant to said approved plans.  If the plans and pricing are agreed to by the Landlord, then each party shall bear 50% of the cost and expense.

3.           Paragraph 3 of the Lease as amended shall be modified to the extent that the Current Base Rent from the time period commencing July 1, 2007, shall be as follows:

(a)           July 1 2007 – June 30, 2008: $7.50 per square foot.  For the 20, 110 this equates to $150,825 per year, or $12,568.75 per month.  For the months of July, August and September 2007, or until the Tenant shall vacate the Returned Space, and the Landlord accepts the Returned Space, the Tenant shall pay the above Base Rent on the space it occupies, plus its ratable share of expenses (Taxes, CAM and Insurance) for the Property during the relevant time period The Base Rent for the Returned Space (7,290 sq ft) shall be $54,675 annually or $4,556.25 per month.  The Base Rent for the Returned Space shall increase to $8.00 per square foot for the second lease year if Tenant does not vacate the Returned Space and thereafter increases by three percent (3%) per annum until the Tenant does vacate the Returned Space.

(b)           July 1, 2008 – June 30, 2009: $8.00 per square foot.  This equates to $160,880.00 per year, or $13,406.67 per month.  Note: Figures in 3(b), 3(c) assume that Tenant vacates Returned Space (Rate is applied to 20,110 square feet.)

(c)           July 1, 2009 — June 30, 2010: $8.24 per square foot.  This equates to $165,706.40 per year, or $13,808.87 per month.

(d)           Commencing July 1, 2010, and continuing through June 30, 2012, on each successive July 1 anniversary date, the Base Rent shall escalate 3% per annum compounded.

(e)           Tenant shall have the right, exercisable by written notice delivered to Landlord not later than one hundred eighty days (180) days prior to the end of the Primary Term, to renew and extend this Lease for one (1) additional period of 5 consecutive years, the (“Renewal Term”).  The Base Rent for the Renewal Term shall be 100% of the fair market base rent at that time (but not in excess of $10.61 per square foot) but in no event less than 103% of prior year’s base rent.  The Base Rent for the Renewal Term shall escalate three percent (3%) per lease year compounded during the Renewal Term.

(f)           To the extent that the New Space is in excess of 20,110 square feet, then the Tenant understands and agrees that the annual or monthly amounts reflected above shall be adjusted accordingly.

(g)           Any and all references to the Lease being “absolute Net” are hereby stricken in their entirety and replaced with the Lease being a “triple net” Lease.  Accordingly, any and all references to taxes, insurance, common area maintenance charges and utilities are amended as follows:

Tenant shall pay to Landlord, as Additional Rent, Tenant’s pro rata share of the common area maintenance charges (as such term is hereinafter defined) incurred by Landlord for and on behalf of the Property; and, in addition thereto, Tenant shall pay to Landlord, as Additional Rent, Tenant’s pro rata share of any taxes and insurance (as such terms are hereinafter defined) payable by Landlord in the current fiscal year.  These charges shall be estimated by Landlord, paid monthly by Tenant, and reconciled in the succeeding year at such time chosen by the Landlord at its sole and absolute discretion.  Estimated CAM shall be the greater of the current year’s budget or 105% of the actual prior year’s reconciled and adjusted CAM expenses.  Landlord will use reasonable efforts to complete the reconciliation within 5 months of the end of the Calendar year.

(i)           Taxes.  Taxes shall include, without limitation, any tax, assessment, or governmental charge (herein collectively referred to as “Tax”) imposed against the Property, or against any of Landlord’s personal property located therein.  Taxes, as herein defined, are predicated upon the present system of taxation in the State of Maryland.  Therefore, if due to a future change in the method of taxation any rent, franchise, use, or other tax shall be levied against Landlord in lieu of any Tax which would otherwise constitute a “real estate tax”, such rent, franchise, use, or other tax shall be deemed to be a Tax for the purposes herein.  Notwithstanding the above, Taxes shall not include any penalties, late fees, or interest resulting from Landlord’s late payment of such taxes unless the Tenant has not paid their estimated or billed Taxes pursuant to the terms of this Third Amendment.  In the event Landlord is assessed with a Tax which Landlord, in its sole discretion, deems excessive, Landlord may challenge said Tax or may defer compliance therewith to the extent legally permitted; and, in the event thereof, Tenant shall be liable for Tenant’s pro rata share of all reasonable costs in connection with such challenge, regardless if such challenge is successful.

(ii)           Insurance.  Insurance shall include, without limitation, premiums for liability, property damage, fire, workers compensation, rent and any and all other insurance (herein collectively referred to as “Insurance”) which Landlord deems reasonably necessary to carry on, for, or in connection with Landlord’s operation of the Property.  In addition thereto, in the event Tenant’s use of the Premises shall result in an increase of any of Landlord’s Insurance premiums, Tenant shall pay to Landlord, upon demand, as Additional Rent, an amount equal to such increase in Insurance.  Such payments of Insurance shall be in addition to all premiums of insurance which Tenant is required to carry pursuant to this Lease.

(iii)           Common Area Maintenance.  Common area maintenance charges (hereinafter referred to as “CAM”) shall include by way of example but not as a limitation: the maintenance and repair, if necessary, of the downspouts, gutters access roads, driveways, sidewalks and passageways; trunk-line plumbing (as opposed to branch-line plumbing); common utilities, exterior painting, interior common area painting and exterior lighting; landscaping and mowing grass; snow removal; fire protection; administrative fees not to exceed 10% of CAM charges, management fees related to the operation of the property [provided that such fees are capped at three percent (3%) of the gross income collected from tenants at the Property which may be increased to four percent (4%) of the gross income collected from tenants at the Property if the Property or 100% of the interests therein are sold, transferred or otherwise conveyed to an unaffiliated third-party], and all other expenses incurred by Landlord for or on behalf of the Property including Columbia Parks and Recreation Association fees.

Notwithstanding the aforesaid, in no event shall CAM expenses include any expense chargeable to a capital account or capital improvement pursuant to accounting principles generally accepted in the real estate industry for similar property types; nor shall CAM include any cost associated with leasing, including but not limited to brokerage fees, advertising, tenant improvements, attorneys fees in connection with specific tenants (other than Tenant) and any collection costs associated with other tenants of the building.

Notwithstanding anything to the contrary herein, in the event that Landlord determines that the estimate paid by Tenant is insufficient to cover the current year charges for Taxes, Insurance or CAM, Landlord shall have the right to invoice Tenant monthly, quarterly, or otherwise from time to time, for Tenant’s pro rata share of the Taxes, Insurance and CAM expenses, as reasonably estimated by Landlord; and Tenant shall pay to Landlord, as Additional Rent, those amounts for which Tenant is invoiced within thirty (30) days after receipt of said invoice.

In addition to the aforesaid, in the event the Tenant does not complete Tenant obligations pursuant to Section 7 of the Lease after 10 calendar days from verified receipt of notice from the Landlord, Landlord reserves the right to perform any or all of the repairs and maintenance covenanted to be performed by Tenant pursuant to Section 7 of the Lease and, in such event, Tenant shall pay to Landlord, as Additional Rent, Landlord’s reasonable costs of such repairs and maintenance.  Notwithstanding anything to the contrary herein, Landlord has the right to complete emergency repairs for work covenanted to be performed by Tenant pursuant to Section 7 of the Lease and, in such event, Tenant shall pay to Landlord, as Additional Rent, Landlord’s reasonable costs of such repairs and maintenance.

(iv)           Payment of Additional Rent.  Any monies paid in advance to Landlord by Tenant shall not accrue interest thereon.  At the end of each calendar year or property fiscal year, Landlord shall deliver a statement to Tenant setting forth the difference between Tenant’s actual pro rata share of Taxes, Insurance and/or CAM expenses and the total amount of monthly payments paid by Tenant to Landlord.  Tenant shall thereafter pay to Landlord the full amount of any difference between Tenant’s actual obligation over the total amount of Tenant’s estimated payments, within thirty (30) days after notice of said statement is sent to Tenant; conversely, in the event Tenant’s estimated payments exceed Tenant’s actual obligation, Landlord shall refund the overpayment to Tenant or credit the amount to the next installments of CAM due, in the Landlord’s sole discretion.  In the event this Lease expires on a date other than the end of a billing period, Tenant’s obligation with respect to any amounts owed to Landlord shall survive the expiration of the lease term, and shall be invoiced to Tenant when the same have been accurately determined or, at Landlord’s option, such amounts shall be reasonably estimated by Landlord to reflect the period of time the Lease was in effect during such billing period.  If Tenant’s inspection of such records reveals a variance in Tenant’s favor of more than 10%, then Landlord shall reimburse Tenant for reasonable third party audit fees (not to exceed $3,000) so incurred by Tenant as well as such overpayments on amounts charged.

Landlord shall maintain complete and accurate records of all Taxes, Insurance and CAM expenses incurred in connection with the Property.  Tenant shall have the right to inspect such records at Tenant’s sole cost and expense, at the office of Landlord’s managing agent during said agent’s normal business hours, upon ten (10) days prior written notice once a calendar year.  Notwithstanding the aforesaid, unless Tenant asserts specific errors within ninety (90) days after receipt of any invoice, or yearend statement, it shall be deemed that said invoice, or year–end statement, is correct.

4.           Paragraph 3.3 of the Lease shall be modified to provide that the Tenant’s proportionate share of all property expenses shall be 33.52% (20,110/60,000), subject only to the provisions of Paragraph 3 above.

5.           Paragraph 2.2 of the Lease shall be modified to replace 120% of the rental rate and replace it with 150% of the rental rate.

6.           The following paragraph will be added to Paragraph 19:

Landlord will cooperate with Tenant’s signage requests, both temporary and permanent, subject to approvals of Landlord, CA and HRD (and any successor organization to HRD), Howard County government, Park or any other applicable authority as required.  The cost of construction, maintenance and all other permits and fees associated with such signage shall be at Tenant’s sole costs and expense.  Landlord approves the concept of the installation of an exterior sign and decoration of the exterior of said Premises, provided that Tenant removes same from the exterior of the Premises and restores the exterior of the Premises to the same condition as presently existing when it vacates the Premises.  The Landlord must provide written approval for signage and proposed decorations prior to installation thereof and provided further that Tenant provide Landlord with sketches or descriptions of the proposed artwork and methods of installation.  In any event Landlord approval shall not be unreasonably withheld, and shall be given within 10 business days.  If Landlord does not respond within the 10 business days, then approval shall be deemed to have occurred.

7.           Paragraph 17 of the Lease shall be modified to require Landlord to provide 24 hours fax or verbal notice to show or inspect the Premises during normal business hours or by appointment or as otherwise agreed, except in cases of emergency or to make repairs to roof or utility systems in which case minimal notice shall be necessary.  In addition, Landlord and/or its agent may verbally or by fax, by giving twelve (12) hours advanced notice, show the Premises to prospective tenants during normal business hours or by appointment or as otherwise agreed during the last ninety (90) days of the end of the Lease term.

8.           Paragraph 26 of the Lease shall be modified to include the following language: This Lease and the parties’ respective rights hereunder shall be governed by the laws of the State of Maryland.  In the event of litigation, suit shall be brought in Howard County, Maryland.  LANDLORD AND TENANT HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY.  ANY COST AND EXPENSE INCURRED BY A PARTY TO COLLECT ANY SUMS DUE OR TO ENFORCE ANY TERM OR PROVISION HEREOF, INCLUDING REASONABLE ATTORNEYS’ FEES, SHALL BE PAID TO THE PREVAILING PARTY IN SUCH ACTION PRORATA PER COUNT.

9.           The following paragraph will be added to new Paragraph 28:

Landlord and Tenant each represent and warrant that except as hereinafter set forth neither of them has employed any broker in carrying on the negotiations relating to this Third Amendment.  The Landlord’s real estate broker is KLNB.  The Tenant’s real estate broker is CBRE.  KLNB and CBRE shall be paid by the Landlord per separate agreements.  Landlord and Tenant shall indemnify and hold each other harmless from and against any claim for brokerage or other commission arising from and out of any breach of the foregoing representation and warranty.

10.           The following paragraph will be added to new Paragraph 29:

The Landlord recently provided the Tenant with a reconciliation of CAM charges and/or Additional Rent pursuant to the Lease for the lease year 2006 including the cost of the 2002 roof replacement and any prior CAM and/or additional rent charges under the previous lease years (the “CAM Reconciliation”).  The Tenant disputes the CAM Reconciliation and the Landlord has agreed to settle the CAM Reconciliation issue by accepting the sum of Forty-Five Thousand One Hundred Dollars ($45,100.00) (the “Settlement Amount”) as full and final settlement of the CAM Reconciliation.  Such amount, $45,100, shall be deducted from the $200,000 Tenant Improvement allowance described in section 2(c) above.  The acceptance by the Landlord of a lesser amount than the full amount of the CAM Reconciliation shall not be deemed an admission of wrongdoing or liability by any party, but only as a part of an amicable settlement of certain matters arising in connection with the CAM Reconciliation.  Tenant agrees not to disclose the terms of this Settlement Amount or any matter relating to the Landlord agreeing to accept less than the full CAM Reconciliation to any person or entity.  Both parties hereto covenant that they will not sue, or commence any judicial proceedings relating to any potential claim or issue regarding the CAM Reconciliation currently in question.

11.           The following paragraph will be added to new Paragraph 30:

Landlord and Tenant hereby covenant each for itself, that such individual signing on behalf of each such party has the full right, power and authority to enter into this Third Amendment upon the terms and conditions herein set forth.

12.           The first sentence of Section 7 of the Lease is hereby deleted in its entirety and replaced with the following:

Landlord, at Landlord’s sole cost and expense, shall replace, if necessary, the foundation, the exterior walls and the structural portions of the roof.  Furthermore, Landlord, at Landlord’s sole cost and expense, shall replace, if necessary, the roof membrane.  Any repair of the membrane, foundation, the exterior walls and the structural portions of the roof shall be part of the CAM expenses.  Notwithstanding the aforesaid, in the event any such replacement, maintenance or repairs are caused by the actions, or failure to act of Tenant or Tenant’s employees, agents or invitees, Tenant shall reimburse to Landlord, as Additional Rent, the cost of all such replacement, maintenance and repairs within thirty (30) days after delivery of Landlord’s invoice for same.  For purposes of this Section, the term “exterior walls” shall not include windows, plate glass, window and door frames, outside lighting, office doors, dock doors, dock bumpers, office entries, or any exterior improvement made by Tenant.  Landlord reserves the right to designate all sources of services in connection with Landlord’s obligations under this Lease.  Tenant hereby grants to Landlord the right to enter upon the Premises, at reasonable times, and upon prior notice, except in emergencies exclusively determined by Landlord, for the purpose of making inspections and/or repairs.  Tenant shall have the duty to periodically inspect the Premises and notify Landlord in writing should Tenant observe a need for repairs or maintenance of any obligation required to be performed by Landlord under this Lease.  Upon receipt of Tenant’s notice, Landlord shall have a reasonable period of time to make such repairs or maintenance; however, it is expressly understood that Landlord’s liability with respect to the failure or delay to make any such repairs or maintenance shall be limited to the cost of such repairs or maintenance.

All other terms of the Lease as previously amended and not modified by this Third Amendment between Landlord and Tenant shall remain unchanged.  Terms not otherwise defined herein, shall have the meanings set forth in the Lease.  This Third Amendment shall become effective on and only on its execution and delivery by each party hereto.  This Third Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  This Third Amendment represents the complete understanding between the parties hereto as to the subject matter hereof.  This Third Amendment shall be governed by, and construed in accordance with the laws of the State of Maryland.  The provisions of this Third Amendment shall control over any inconsistent provisions in the Lease,

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the dates indicated below, the effective date of this Amendment to Lease being the date of the final execution hereof by Landlord and Tenant.

WITNESS/ATTEST:		LANDLORD: 9033 RED BRANCH ROAD, LLC

	By:	/s/S. Bruce Jaffe
S. Bruce Jaffe, Member
Date: September 11, 2007

WITNESS/ATTEST:	TENANT: HEMAGEN DIAGNOSTICS, INC., a Delaware Corporation

By:	/s/William P. Hales
William P. Hales
Its:	President and CEO
Date: September 11, 2007